Exhibit 10.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

BR CHESHIRE Member, LLC

A DELAWARE LIMITED LIABILITY COMPANY

THE UNITS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE UNITS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, OR ANY OTHER REGULATORY AUTHORITY. ACCORDINGLY, THESE SECURITIES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED OR CONVEYED IN THE ABSENCE OF REGISTRATION OF THE SAME PURSUANT TO THE APPLICABLE SECURITIES LAWS UNLESS AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS FIRST OBTAINED THAT SUCH REGISTRATION IS NOT THEN NECESSARY. ANY TRANSFER CONTRARY HERETO SHALL BE VOID.

THIS LIMITED LIABILITY COMPANY AGREEMENT OF BR CHESHIRE Member, LLC (herein referred to as the “Agreement”), is made and entered into as of May 29, 2015 (the “Effective Date”), by and among BRG Cheshire, LLC, a Delaware limited liability company, as the Class A Member (“BRG”), and Bluerock Special Opportunity + Income Fund III, LLC, a Delaware limited liability company (“SOIF III”), as the Class B Member (BRG and SOIF III, together with any additional members hereinafter admitted, are referred to as the “Members”).

RECITALS

A.           The Company was formed as a Delaware limited liability company in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”) on May 6, 2015.

B.           The Company was formed to hold a membership interest in the Company Subsidiary (as defined below) (the “Subsidiary Interest”).

C.           The Company Subsidiary currently holds (or will as of closing of the acquisition hold) all of the membership interests in CB Owner, LLC, a Delaware limited liability company which, in its capacity as Trustee under the BR/CDP Cheshire Bridge Trust Agreement dated May 29, 2015 (in such capacity, the “Property Owner”), will in turn own the fee interest in the Property (as defined below).

D.           The Members desire to set forth their agreement and understanding with respect to the operation of the Company as a Delaware limited liability company from and after the date hereof.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, covenants, and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, the undersigned Members hereby covenant and agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings set forth below:

1.1           “Accountant” shall mean the certified public accounting firm that, from time to time, represents the Company.

1.2            “Act” has the meaning set forth in the preamble to this Agreement.

1.3           “Additional Capital Contributions” shall have the meaning set forth in Section 5.3.

1.4           “Adjustment Period” shall mean a period of time as follows: The first Adjustment Period shall commence on the date hereof and each succeeding Adjustment Period shall commence on the date immediately following the last day of the immediately preceding Adjustment Period; each Adjustment Period shall end on the earliest to occur after the commencement of such Adjustment Period of (i) the last day of each Fiscal Year as now exists or as may, from time to time, be selected by the Manager, (ii) a Capital Date, (iii) the day immediately preceding the date of the “liquidation” of a Member’s Membership Interest in the Company (within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations), (iv) the day immediately preceding the date of an increase in the Membership Interest of a Member, or (v) the date on which the Company is terminated under Article 3 or Section 12.1 of this Agreement.

1.5           “Affiliate” shall mean (i) any Entity more than five percent (5%) of the issued and outstanding stock of which, or more than five percent (5%) interest in which, is owned, directly or indirectly, by any Member or (ii) any Entity that now or hereafter owns, directly or indirectly, more than a ten percent (10%) interest in the Company or in any Member or (iii) any Entity who is an agent, trustee, officer, director, employee, member or shareholder or member of the family (or any member of the family of any agent, trustee, officer, director, employee, partner, member or shareholder) of the Company or of any Member or (iv) any Entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or any Member. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an Entity, whether through the ownership of voting securities, by contract or otherwise. The term “family” shall be deemed to include spouses, children, parents, brothers and sisters, and the spouse, children, parents, brothers and sisters of such spouse’s children, parents, brothers and sisters.

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1.6           “Agreement” shall mean this Limited Liability Company Agreement of BR Cheshire Member, LLC, as it now exists and as it may from time to time hereafter be amended, restated or supplemented or otherwise modified from time to time.

1.7           “Annual Financial Statements” shall have the same meaning as set forth in Section 13.3 hereof.

1.8           “Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if one hundred twenty (120) days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within ninety (90) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

1.9           “Basic Documents” means the (a) documents to be executed by the Property Owner in favor of the Lender as of the closing of the Loan, and all documents and certificates contemplated thereby or delivered in connection therewith; and (b) all similar documentation required by and delivered to any successor Lender and/or Mortgagee.

1.10         “Benefit Plan Investor” means (i) any “employee benefit plan” as defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), regardless of whether it is subject to ERISA, (ii) any plan as defined in Section 4975 of the IRC, and (iii) any entity deemed for any purpose of ERISA or Section 4975 of the IRC to hold assets of any such employee benefit plan or plan due to investments made in such entity by such employee benefit plans and plans.

1.11         “BGF” shall mean Bluerock Growth Fund, LLC, a Delaware limited liability company.

1.12         “BGF II” shall mean Bluerock Growth Fund II, LLC, a Delaware limited liability company.

1.13         “BRG” shall have the meaning set forth in the introductory paragraph above.

1.14         “Budgeted Development Capital Calls” shall have the meaning as set forth in Section 5.3(a).

1.15         “Capital Accounts” shall mean the capital accounts established by the Company for each Member pursuant to Section 5.5 hereof. Capital Accounts shall be determined and maintained throughout the full term of the Company for each Member in accordance with the rules of this definition. The balance of each Member’s Capital Account, as of any particular date, shall be an amount equal to the sum of the following:

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(a)          The cumulative amount of cash and the value of all other property that has been contributed to the capital of the Company by such Member as a Capital Contribution; plus

(b)          The cumulative amount of the Company’s Net Profit and Gain that has been allocated to such Member hereunder; minus

(c)          The cumulative amount of the Company’s Net Loss and Loss that has been allocated to such Member hereunder; and minus

(d)          The cumulative amount of cash and the agreed upon value of all other property that has been distributed by the Company to such Member (other than in repayment of any loans).

A Member’s Capital Account shall also be increased or decreased to reflect any items described in Section 1.704-1(b)(2)(iv) of the Treasury Regulations that are required to be reflected in such Member’s Capital Account and that are not otherwise taken into account in computing such Capital Account under this definition.

1.16         “Capital Contributions” shall mean all amounts paid by a Member for its Membership Interests and any Additional Capital Contributions or Class A Priority Capital Contributions made by a Member.

1.17         “Capital Date” means the date on which any Gain or Loss is recognized by the Company.

1.18         “Capital Transaction” shall mean any (i) direct or indirect sale or other disposition of the Property or substantially all of the assets of the Company (including the Subsidiary Interest, the membership interests held by Company Subsidiary in Property Owner, or the Property) outside the ordinary and customary course of business, (ii) payment, on account of a casualty, for the Property or substantially all of the assets of the Company, Company Subsidiary or Property Owner to the extent such assets are not replaced or repaired, (iii) refinancing of any indebtedness incurred by the Company, the Company Subsidiary or Property Owner, including the Obligations, and (iv) similar items or transactions relating to the Property, the Subsidiary Interest, the membership interests held by Company Subsidiary in Property Owner, or substantially all of the assets of the Company, the Company Subsidiary or Property Owner, the proceeds of which under generally accepted accounting principles are deemed attributable to capital.

1.19         “Cash Flow From Operations” shall mean, for a given period, the amount of cash received by the Company from the Company Subsidiary and/or Property Owner other than on account of a Capital Transaction, minus administrative expenses of the Company, all determined in accordance with cash basis accounting principles, consistently applied.

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1.20         “Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on May 6, 2015, as amended or amended and restated from time to time.

1.21         “Class A Capital Commitment” shall mean the amount of the Capital Contribution committed to be made by the Class A Member (including the projected amount of the Class A Preferred Reserve that will be required of the Company), exclusive of any Class A Priority Capital Contribution, as set forth on Schedule I. The Class A Capital Commitment represents the total amount of projected capital, together with the Class B Members’ initial Capital Contributions, that will be required of the Company by the Company Subsidiary and/or Property Owner to develop and lease-up the Project, as estimated under the Project Budget.

1.22         “Class A Capital Contributions” shall mean the amount of the Capital Contribution made by a Class A Member (including any Class A Preferred Reserve), but exclusive of any Class A Priority Capital Contribution.

1.23         “Class A Mandatory Redemption Date” shall mean that date which is the earlier of six (6) months following the maturity date of the Loan (including the exercise of any extensions, but not any refinancings thereof), or any earlier acceleration or due date thereof.

1.24         “Class A Member” means BRG and, with respect to those Units transferred from a Class A Member, any Person who has been admitted as a Substitute Member as to the Class A Membership Interest transferred. An Assignee of a Membership Interest who receives Units from a Class A Member shall not be considered a Class A Member.

1.25         “Class A Membership Interest” means with respect to any Class A Member the membership interest allocated to such Class A Member, which membership interest will be determined by using a fraction in which the number of Units owned by such Class A Member is the numerator and the aggregate number of Units that are then owned by all Class A Members is the denominator. The foregoing determination is also referred to as “Pro Rata as to the Class A Membership Interest”.

1.26         “Class A Preferred Reserve” shall have the meaning set forth in Section 5.2.

1.27         “Class A Priority Capital Contribution” shall have the meaning set forth in Section 5.3(b).

1.28         “Class A Sinking Fund” shall have the meaning set forth in Section 6.6(a).

1.29         “Class A Units” means the Units held by the Class A Members.

1.30         “Class A Unit Redemption Amount” shall mean, as of the date of redemption of the Class A Units pursuant to Section 10.5, the sum of (i) the aggregate Net Capital Contributions of the Class A Members plus (ii) the accrued but unpaid Current Class A Return and the accrued but unpaid Priority Class A Return of the Class A Members.

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1.31         “Class B Member” means SOIF III, and, with respect to those Units transferred from a Class B Member, any Person who has been admitted as a Substitute Member as to the Class B Membership Interest transferred. An Assignee of a Membership Interest who receives Units from a Class B Member shall not be considered a Class B Member.

1.32         “Class B Membership Interest” means with respect to any Class B Member the membership interest allocated to such Class B Member, which membership interest will be determined by using a fraction in which the number of Units owned by such Class B Member is the numerator and the aggregate number of Units that are then owned by all Class B Members is the denominator. The foregoing determination is also referred to as “Pro Rata as to the Class B Membership Interest”.

1.33         “Class B Units” means the Units held by the Class B Members.

1.34         “Company” shall refer to BR Cheshire Member, LLC, a Delaware limited liability company, as it may from time to time be constituted.

1.35         “Company Subsidiary” shall refer to BR/CDP CB Venture, LLC, a Delaware limited liability company, as it may from time to time be constituted.

1.36         “Company Subsidiary LLC Agreement” shall refer to the Limited Liability Company Agreement of Company Subsidiary dated as of May 29, 2015, as may be amended or restated from time to time.

1.37         “Conversion Date” shall have the meaning set forth in Section 10.4(b).

1.38         “Conversion Period” shall mean the six (6) month period of time that commences on the Conversion Trigger Date.

1.39         “Conversion Right” shall mean the Class A Member’s right to convert its Class A Units to Class B Units, as provided in Section 10.4.

1.40          “Conversion Trigger Date” shall mean the date on which seventy percent (70%) of the Project’s apartments have been leased.

1.41         “Current Class A Return” means an amount equal to the product of fifteen percent (15.0%) per annum, determined on the basis of 365 or 366 days, as the case may be, for the actual number of days in the period for which the Current Class A Return is being determined, times the sum of the Net Class A Capital Contributions, commencing on the date the initial Class A Capital Contribution is made.

1.42          “Default Event” shall have the meaning as set forth in Section 8.6(c).

1.43          “Entity” shall mean any Person or other business entity, other than an individual.

1.44          “Fiscal Year” shall mean the fiscal year of the Company as set forth in Section 13.2 hereof.

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1.45          “Gain” shall mean the gain recognized by the Company for federal income tax purposes in any Adjustment Period by reason of a Capital Transaction.

1.46         “IRC” shall mean the Internal Revenue Code of 1986, Title 26 of the United States Code, as the same may now or hereafter be amended.

1.47         “Lender” shall mean U.S. Bank National Association, and its successors and/or assigns.

1.48         “Liquidating Trustee” shall have the meaning as set forth in Section 12.4.

1.49         “Loan” shall refer to that certain construction loan in the approximate amount of $36,550,000 to be hereafter borrowed by the Property Owner, as the same will be more specifically described in the Basic Documents, including any successor in interest to the Loan.

1.50          “Loss” shall mean the loss recognized by the Company for federal income tax purposes in any Adjustment Period by reason of a Capital Transaction.

1.51          “Majority” means a collection of Members owning, in the aggregate, more than 50% of the Membership Interests of all Members and, in the context of voting, means a collection of Members who approve, consent to, or vote in favor of a matter before the Members and who own, in the aggregate, more than 50% of the Membership Interests of all Members entitled to vote thereon. When used in the context of a class of Membership Interests, “Majority” shall mean a collection of those class Members owning, in the aggregate, more than 50% of the Membership Interests of all Members of that class, and, in the context of voting, means a collection of class Members who approve, consent to, or vote in favor of a matter before the class Members and who own, in the aggregate, more than 50% of the class Membership Interests of all class Members entitled to vote thereon.

1.52         “Management Committee” means the management committee of the Company Subsidiary as more fully described in the Company Subsidiary LLC Agreement.

1.53         “Manager” or “Managers” shall mean the Person or Persons selected to be the manager or managers of the Company from time to time by either a Majority of the Class B Members or pursuant to Section 7.4 herein. The initial Manager is SOIF III. A Member simply by virtue of its status as a member in the Company shall not be a Manager of the Company unless so selected by a Majority of the Class B Members or pursuant to Section 7.4 herein. A Manager does not have to be a Member of the Company. The term “Manager” as used herein shall specifically mean all of the then incumbent Managers of the Company where the context requires.

1.54         “Material Action” means to file any insolvency, or reorganization case or proceeding, to institute proceedings to have the Company be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action.

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1.55         “Member” or “Members” shall refer to the Persons listed above as Members and any other Persons who shall subsequently be admitted as Substitute Members in the Company, each in its capacity as a Member of the Company, including both Class A Members and Class B Members.

1.56         “Membership Interest” means with respect to any Member the membership interest allocated to such Member, which membership interest will be determined by using a fraction in which the number of Units owned by a Member is the numerator and the aggregate number of Units that are then outstanding is the denominator.

1.57         “Minimum Gain” shall mean, as of any particular date, an amount determined with respect to the Company on such date in accordance with Section 1.704-1(b)(4)(ii)(c) of the Treasury Regulations interpreting the IRC.

1.58         “Mortgage” means any deed to secure debt, mortgage, deed of trust, security agreement or other similar instrument at any time and from time to time constituting a lien upon, security interest in or security title to any of the assets of the Company, the Company Subsidiary or the Property Owner.

1.59         “Mortgagee” shall mean the holder of a Mortgage.

1.60         “Net Cash Proceeds” shall mean the proceeds received by the Company from a Capital Transaction less (i) any amounts retained by a Mortgagee and (ii) any costs incurred by the Company, the Company Subsidiary or the Property Owner in connection with such Capital Transaction not paid to an Affiliate of a Member.

1.61         “Net Class A Capital Contributions” means the Class A Capital Contributions, less all distributions made to the Class A Members under Section 6.8(f).

1.62         “Net Class A Priority Capital Contributions” means the Class A Priority Capital Contributions, less all distributions made to the Class A Members under Section 6.8(d).

1.63         “Net Capital Contributions” means, with respect to any Member, its aggregate Capital Contributions less any distributions delineated as return of Capital Contributions.

1.64         “Net Profit” or “Net Loss” shall mean, for each Adjustment Period, the Company’s taxable income or taxable loss for such Adjustment Period, as determined under Section 703(a) of the IRC and Section 1.703-1 of the Treasury Regulations interpreting the IRC (for this purpose, all items of income, gain, loss or deduction are required to be stated separately pursuant to Section 703(a)(1) of the IRC and shall be included in taxable income or taxable loss), with the following adjustments:

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(a)          any tax-exempt income, as described in Section 705(a)(1)(B) of the IRC, realized by the Company during such Adjustment Period shall be taken into account in computing such Net Profit or Net Loss as if it were taxable income;

(b)          any expenditures of the Company described in Section 705(a)(2)(B) of the IRC for such Adjustment Period, including any items treated under Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations interpreting the IRC as items described in Section 705(a)(2)(B) of the IRC, shall be taken into account in computing such Net Profit or Net Loss as if they were deductible items;

(c)          any items of income, deduction, gain or loss that are specially allocated pursuant to Sections 6.4, 6.5 and 6.9 shall not be taken into account in computing Net Profit or Net Loss;

(d)          if the Company’s taxable income or taxable loss for such Adjustment Period, as adjusted in the manner provided above, is a positive amount, such amount shall be the Company’s Net Profit for such Adjustment Period, and if negative, such amount shall be the Company’s Net Loss for such Adjustment Period.

1.65         “Obligations” shall mean the indebtedness, liabilities and obligations of the Company, Company Subsidiary or Property Owner under or in connection with the Basic Documents or any related document in effect as of any date of determination.

1.66         “Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization or other organization, whether or not a legal entity, and any governmental authority.

1.67         “Priority Class A Return” shall have the meaning set forth in Section 5.3(b).

1.68         “Project” means an approximately 285–unit Class A rental apartment complex to be constructed on the Property and owned by Property Owner, as more fully described in the Company Subsidiary LLC Agreement.

1.69         “Project Budget” means the Total Project Budget for the construction of the Project as those terms are used in the Company Subsidiary LLC Agreement.

1.70         “Property” shall mean that certain real property located in Atlanta, Georgia and more fully described in the Company Subsidiary LLC Agreement in which a fee interest is held by Property Owner and upon which the Project is to be located.

1.71         “Property Owner” shall have the meaning set forth in the preamble of this Agreement.

1.72         “Property Owner LLC Agreement” shall mean the Limited Liability Company Agreement of the Property Owner.

1.73         “Representative” means a representative to the Management Committee.

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1.74         “SOIF II” shall mean Bluerock Special Opportunity+ Income Fund II, LLC, a Delaware limited liability company.

1.75         “SOIF III” shall have the meaning set forth in the introductory paragraph above.

1.76         “Subsidiary Interest” shall have the meaning set forth in the preamble to this Agreement.

1.77          “Substitute Member” shall mean a transferee of a Member’s Membership Interest who has complied with the requirements under Article 10 of this Agreement and is a Member of the Company.

1.78         “Tax Rate” shall mean, for any Fiscal Year, the sum of (i) the highest then marginal income tax rate for individual taxpayers as set forth in the IRC and (ii) the highest then marginal income tax rate for individual taxpayers in effect in the State of Delaware.

1.79         “Taxing Jurisdiction” means the federal, state, local, or foreign government that collects tax, interest, or penalties, however designated, on any Member’s share of the income or gain attributable to the Company.

1.80         “Treasury Regulations” shall mean the Income Tax Regulations promulgated under the IRC, as such regulations may be amended from time to time including corresponding provisions of succeeding regulations.

1.81         “Unit” means one or more of the units of limited liability company interest, or fractional portions thereof, representing a Member’s ownership rights in the Company, classified as Class A or Class B. Except as may be specifically otherwise provided in this Agreement (e.g., Section 10.4) a Member will be issued one (1) Unit for each dollar of Capital Contributions made by such Member.

ARTICLE 2

NAME, OFFICE, REGISTERED AGENT, AND
MEMBER’S NAMES AND MAILING ADDRESSES

2.1           Name: The name of the limited liability company is:

“BR CHESHIRE MEMBER, LLC”

2.2           Principal Business Office. The address of the principal business office of the Company shall be located at 712 Fifth Avenue, 9th Floor, New York, New York 10019, and shall also be at such other place or places as the Manager may hereafter determine.

2.3           Registered Office. The address of the registered office of the Company in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Dr., Suite 101, Dover, Delaware 19904.

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2.4           Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is National Registered Agents, Inc., 160 Greentree Dr., Suite 101, Dover, Delaware 19904.

2.5           Members’ Names and Number of Units. The names and addresses of the Members, number of Class A and Class B Units owned by each Member, Class A Membership Interests, and Class B Membership Interests are set forth on Schedule I.

ARTICLE 3

DURATION

The term of the Company shall commence on the date of the filing of a Certificate of Formation with the Office of the Secretary of State of the State of Delaware, and its duration shall be perpetual. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation.

ARTICLE 4

PURPOSE

The Company is organized for the purpose of: (i) acquiring, owning, holding, financing, hypothecating, pledging and disposing of the Subsidiary Interest; and (ii) engaging in any lawful business, purpose or activity that may be undertaken by a limited liability company organized under and governed by the Act. The Company shall possess and may exercise all of the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, including such powers and privileges as are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.

ARTICLE 5

CAPITAL CONTRIBUTIONS, MEMBERSHIP INTERESTS, ETC.

5.1           Admission of Member. The Members are admitted to the Company as the sole equity members of the Company upon their respective execution and delivery of a counterpart signature page to this Agreement.

5.2           Capital Contribution of the Members; Payment. The Members have made their respective initial Capital Contributions to the Company as set forth on Schedule I, and shall contribute such additional amounts of capital as provided in this Agreement. The Members agree that the Class A Member’s initial Capital Contributions, and each subsequent Capital Contribution pursuant to its Class A Capital Commitment, shall include an interest reserve calculated at a fifteen percent (15%) annual interest rate which shall be segregated by the Company from all other Capital Contributions made by the Class A Member pursuant to its Class A Capital Commitment, and from all other funds held by the Company, and shall be solely used to establish a specific reserve to the benefit of the Class A Member (the “Class A Preferred Reserve”). Except as otherwise provided in Sections 6.7 and 10.4(b), the funds on deposit in the Class A Preferred Reserve shall be earmarked and used specifically for the monthly draw and payment of a portion of the Current Class A Return equivalent to a 15% annualized return on all Class A Capital Contributions, and the Manager shall not have the authority to use the funds in the Class A Preferred Reserve for any other purpose without the prior written approval of the Class A Member (or if there is more than one Class A Member, Members owning a Majority of the Class A Membership Interests). Until such time as the Class A Units are redeemed or converted to Class B Units as provided in Section 10.4, the Company must at all times maintain not less than three (3) months’ worth of payments in the Class A Preferred Reserve.

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5.3           Additional Contributions.

(a)          To the extent necessary and as required of the Company by the Company Subsidiary and/or Property Owner to develop and lease-up the Project under the Project Budget, the Manager may call for additional capital from the Members, and, until such time as the Class A Member has fully funded the Class A Capital Commitment, the Class A Member shall be obligated to fund its share (based on 89.5%% Class A Member share and 10.5% Class B Member share) of all such capital calls (“Budgeted Development Capital Calls”). If Class A Member fails to fund its share of any Budgeted Development Capital Calls within ten (10) days of written notification of the need therefor, its Current Class A Return shall be as of that date reduced to seven percent (7%) per annum. All other capital calls shall be made as and in the amount determined by the Manager, including but not limited to for the funding of any Current Class A Return after payments thereon are drawn from the Class A Preferred Reserve, Priority Class A Return, or if additional funds are required by or called for pursuant to the Company Subsidiary LLC Agreement and/or Property Owner LLC Agreement (all such additional funds, other than Budgeted Development Capital Calls, are referred to as “Additional Capital Contribution(s)”). For the avoidance of doubt, to the extent that Cash Flow From Operations is insufficient to allow the Company, after taking into account any draws from the Class A Preferred Reserve as provided in Section 6.7, to pay the Class A Return and Priority Class A Return in full on a monthly basis as required under Sections 6.6(b) and (c), Manager shall be obligated to make a call for Additional Capital Contributions in such amounts as are necessary in order to allow the Company to do so, and all such capital called for that purpose shall be distributed as provided in Sections 6.6(b) and (c). Additional Capital Contributions shall be solely the obligation of the Class B Members, and the Class A Member shall have no obligation to make Additional Capital Contributions. All additional funds contributed by the Class B Members shall be contributed as additional capital to the Company by the Class B Members Pro Rata as to the Class B Membership Interest (or in any such other percentages as they shall agree) within ten (10) days of written notification of the need therefor; provided, that no Additional Capital Contributions funded shall be distributed to the Members without the prior written consent of the Class A Member. Any Additional Capital Contributions made by the Class B Members will be treated on the same basis and parity as the initial Capital Contributions of the Class B Members made in accordance with Section 5.2 above.

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(b)          If the Class B Members fail to contribute all of their share (based on 89.5% Class A Member share and 10.5% Class B Member share) of any Budgeted Development Capital Call or to make all of an Additional Capital Contribution, the Class A Member may, but shall not be obligated to, contribute as additional capital to the Company (if there is more than one Class A Member, Pro Rata as to the Class A Membership Interest (or in any such other percentages as they shall agree)) all or a portion of the amount that the Class B Members failed to fund. Any such Capital Contributions made by the Class A Member shall be referred to as the “Class A Priority Capital Contributions.” Any Class A Priority Capital Contributions made by the Class A Member will be treated on the same basis as its prior Capital Contributions of the Class A Member made in accordance with Section 5.2 above, except that the Current Class A Return on such Class A Priority Capital Contributions shall be twenty percent (20%) per annum (the “Priority Class A Return”) and the Class A Member shall have a priority return of its Priority Class A Return and Class A Priority Capital Contributions in distributions from Capital Transactions and Liquidations, as set forth in Section 6.8.

(c)          Additional Capital Contributions shall be made in cash unless the Manager and Class A Member agree otherwise.

(d)          Except as provided in Sections 5.2, 5.3(a) and 5.3(b), no Capital Contributions may be made to the Company without the prior written consent of the Class A Member.

5.4           Return of Capital Contributions; Interest on Capital Contributions.

(a)          No Member shall have the right to withdraw his Capital Contributions or demand or receive the return of his Capital Contributions or any part thereof, except as provided in Section 10.5 with respect to the Class A Member and as otherwise provided in this Agreement.

(b)          The Manager shall not be liable for the return of the Capital Contributions of the Members. If and to the extent that any such return is required, such return shall be made solely from the assets of the Company.

(c)          The Company shall not pay interest on the Capital Contributions of any Member, except as otherwise provided in this Agreement.

5.5           Capital Accounts. The Capital Accounts of the Company shall be established and maintained for each Member hereunder in accordance with the federal income tax accounting practices and rules established under Section 704(b) of the IRC and the Treasury Regulations thereunder.

5.6           Membership Interests. The Class A Membership Interests and Class B Membership Interests in the Company are set forth on Schedule I.

5.7           Admission of Additional Members. The Company shall not be permitted to admit additional Members hereunder without consent of: (1) the Manager and (2)(a) the Members owning a Majority of the Membership Interests and (b) the Class A Membership Interest, to the extent outstanding. Except as expressly permitted in this Agreement, no other Person shall be admitted as a Member of the Company, and no additional interest in the Company shall be issued, without such approval of a Majority of the Membership Interests and the Class A Membership Interest.

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ARTICLE 6

ALLOCATION AND DISTRIBUTION OF CERTAIN ITEMS

6.1          Net Profit. After giving effect to the special allocations set forth in Sections 6.4, 6.5 and 6.9, all Net Profit shall be allocated to the Members’ Capital Accounts in the following manner and order of priorities:

(a)          After giving effect to the allocations contained in Section 6.1(b), the Company’s Net Profit shall be allocated one hundred percent to the Class B Members’ Capital Accounts.

(b)          To the extent Net Loss was allocated to the Members’ Capital Accounts pursuant to Section 6.2(a), then prior to making the allocations under Section 6.1(a), Net Profit shall be allocated to the Members’ Capital Accounts in an amount equal to and in the reverse order that such Net Loss was allocated.

6.2          Net Loss. After giving effect to the special allocations set forth in Sections 6.4, 6.5, and 6.9, all Net Loss shall be allocated to the Members’ Capital Accounts in the following manner and order of priorities:

(a)          After giving effect to the allocations contained in Section 6.2(b), the Company’s Net Loss shall be allocated in the following manner and order of priorities:

(i)          First, one hundred percent (100%) to the Class B Members’ Capital Accounts until the cumulative Net Loss allocated to the Class B Members’ Capital Accounts pursuant to this Section 6.2(a)(i) equals the amount of the Class B Members’ capital contributions to the Company;

(ii)         Second, one hundred percent (100%) to the Class A Members’ Capital Accounts until the cumulative Net Loss allocated to the Class A Members’ Capital Accounts pursuant to this Section 6.2(a)(ii) equals the amount of the Class A Members’ capital contributions to the Company; and

(iii)        Third, the balance, to the Members who bear the risk of such loss or if no Members bears the risk of loss, one hundred percent (100%) to the Class B Members’ Capital Accounts.

(b)          To the extent Net Profit was allocated to the Members’ Capital Accounts pursuant to Section 6.1(a), then prior to making any allocations of Net Loss under Section 6.2(a), Net Loss shall be allocated to the Members’ Capital Accounts in an amount equal to and in the reverse order that such Net Profit were allocated.

6.3          Composition of Special Allocation Items. Except as required otherwise under the IRC or the Regulations issued thereunder, all special allocations of income, gain or deduction made pursuant to Sections 6.4, 6.5 and 6.9 shall consist of a proportionate part of each item of gross income, gain or deduction, as the case may be, that the Company recognizes in the year such allocation is to be made.

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6.4           Special Current Class A Return Allocations. Prior to the allocations contained in Sections 6.1 and 6.2, items of income and Gain shall be specially allocated to the Class A Members in proportion to and to the extent of the excess, if any, of (i) the cumulative Current Class A Return distributed to each Member pursuant to Sections 6.6(b), 6.7(a) and 6.8(e) hereof from the commencement of the Company to a date thirty (30) days after the end of such Adjustment Period, over (ii) the cumulative items of income and Gain allocated to such Member pursuant to this Section 6.4 for all prior Adjustment Periods.

6.5           Special Priority Class A Return Allocations. Prior to the allocations contained in Sections 6.1 and 6.2, items of income and Gain shall be specially allocated to the Class A Members in proportion to and to the extent of the excess, if any, of (i) the cumulative Priority Class A Return distributed to each Member pursuant to Sections 6.6(c), 6.7(b) and Section 6.8(c) hereof from the commencement of the Company to a date thirty (30) days after the end of such Adjustment Period, over (ii) the cumulative items of Gain allocated to such Member pursuant to this Section 6.5 for all prior Adjustment Periods.

6.6           Distributions of Cash Flow From Operations. Distributions of Cash Flow From Operations shall be made monthly. Distributions made pursuant to this Section shall be made monthly to the Members in the following order of priority:

(a)          On and after the Class A Mandatory Redemption Date, to the Class A Members until such Class A Members have received distributions in an amount equal to the Class A Unit Redemption Amount; provided, that, if distributions of Cash Flow From Operations to be made under this Section 6.6(a) are insufficient to fully satisfy the Class A Unit Redemption Amount, all Cash Flow From Operations shall be segregated in a separate account of the Company (the “Class A Sinking Fund”) until such time as distributions to be made under this Section 6.6(a) plus the amounts in the Class A Sinking Fund are sufficient, and are used, to fully satisfy the Class A Unit Redemption Amount;

(b)          Second, to the Class A Members (to be shared among them, pro rata, according to their respective unpaid Current Class A Return) until such Class A Members have received distributions in an amount equal to their respective unpaid Current Class A Return (as may be modified by Section 6.14) until it is paid in full pursuant to this Section 6.6(b), Section 6.7(a) and Section 6.8(e);

(c)          Third, to the Class A Members (to be shared among them, pro rata, according to their respective unpaid Priority Class A Return) until such Class A Members have received distributions in an amount equal to their respective unpaid Priority Class A Return (as may be modified by Section 6.14) until it is paid in full pursuant to this Section 6.6(c), Section 6.7(b) and Section 6.8(c); and

(d)          Fourth, to the Class B Members pro rata, in accordance with their respective Class B Membership Interests.

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For the avoidance of doubt, to the extent that Cash Flow From Operations is insufficient to allow the Company, after taking into account any draws from the Class A Preferred Reserve as provided in Section 6.7, to pay the Class A Return and Priority Class A Return in full on a monthly basis, Manager shall be obligated to make a call for Additional Capital Contributions in such amount as are necessary in order to allow the Company to do so, and all such capital called for that purpose shall be distributed as provided in subsections (b) and (c) above.

6.7           Distributions from Class A Preferred Reserve. The Manager shall cause distributions to be made from the Class A Preferred Reserve on a monthly basis as necessary in order to pay a portion of the unpaid Current Class A Return equivalent to a 15% annualized return on all Class A Capital Contributions; provided however, from and after the occurrence of a Default Event, the Manager shall cause distributions to be made from the Class A Preferred Reserve on a monthly basis as necessary in order to pay any unpaid Current Class A Return and all unpaid Priority Class A Return, in the following order of priority:

(a)          To the Class A Members (to be shared among them, pro rata, according to their respective unpaid Current Class A Return) until such Class A Members have received distributions in an amount equal to their respective unpaid Current Class A Return (as may be modified by Section 6.14) until it is paid in full pursuant to Section 6.6(b), this Section 6.7(a) and Section 6.8(e); and

(b)          Second, to the Class A Members (to be shared among them, pro rata, according to their respective unpaid Priority Class A Return) until such Class A Members have received distributions in an amount equal to their respective unpaid Priority Class A Return (as may be modified by Section 6.14) until it is paid in full pursuant to Section 6.6(c), this Section 6.7(b) and Section 6.8(c).

6.8           Distributions From Capital Transactions and on Liquidations. Net Cash Proceeds in connection with Capital Transactions and/or in connection with the liquidation of the Company shall be distributed within thirty (30) days of the completion of the applicable event. Distributions made pursuant to this Section shall be made in the following amounts and order of priority:

(a)          To discharge the debts and obligations of the Company;

(b)          To fund reasonable and necessary reserves (i) as determined in good faith by the Manager and (ii) approved by the Class A Members;

(c)          To the Class A Members (to be shared among them, pro rata, according to their respective unpaid Priority Class A Return) until such Class A Members have received distributions of Net Cash Proceeds in an amount equal to their respective unpaid Priority Class A Return until it is paid in full pursuant to this Section 6.8(c), Section 6.7(b) and Section 6.6(c);

(d)          To the Class A Members (to be shared among them, pro rata, according to their respective Net Class A Priority Capital Contributions) until such Class A Members have received distributions of Net Cash Proceeds in an amount equal to their respective Net Class A Priority Capital Contributions until it is paid in full pursuant to this Section 6.8(d);

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(e)          To the Class A Members (to be shared among them, pro rata, according to their respective unpaid Current Class A Return) until such Class A Members have received distributions of Net Cash Proceeds in an amount equal to their respective unpaid Current Class A Return until it is paid in full pursuant to this Section 6.8(e), Section 6.7(a) and Section 6.6(b);

(f)          To the Class A Members (to be shared among them, pro rata, according to their respective aggregate Net Class A Capital Contributions), until such Class A Members have received distributions of Net Cash Proceeds in the amount equal to their respective aggregate Net Class A Capital Contributions until they are repaid in full pursuant to this Section 6.8(f);

(g)          To the Class B Members pro rata, in accordance with (and in reduction of) their respective positive Capital Accounts; and

(h)          To the Class B Members pro rata, in accordance with their respective Class B Membership Interests.

6.9           Special Tax Allocations. The allocations in this Section 6.9 shall be given effect before giving effect to the allocations contained in Sections 6.1 through Section 6.5:

(a)          Notwithstanding any provision contained herein to the contrary, if the amount of Net Loss and Loss for any Adjustment Period that would otherwise be allocated to a Member hereunder would cause or increase a deficit balance in such Member’s Capital Account to an amount in excess of the sum of such Member’s share of Minimum Gain as of the last day of such Adjustment Period, then a proportionate part of such Net Loss and Loss equal to such excess shall be allocated proportionately first to the other Members in an amount up to, but not in excess of, the amount that would cause or increase a deficit balance in each of such Member’s Capital Accounts to an amount equal to the sum of their respective shares of Minimum Gain as of the last day of such Adjustment Period. For purposes of this Section 6.9(a), each Member’s Capital Account shall be computed as of the last day of such Adjustment Period in the manner provided in the definition of Capital Account, but shall be reduced for the items described in Section 1.704-1(b)(2)(ii)-(d)(4), (5) and (6) of the Treasury Regulations interpreting the IRC.

(b)          Notwithstanding any provision in this Agreement to the contrary, if any of the Members, as of the last day of any Adjustment Period, has a deficit balance in its Capital Account that exceeds the sum of its share of Minimum Gain as of such last day, then all items of income and gain of the Company (consisting of a prorata portion of each item of Company income, including gross income and Gain) for such Adjustment Period shall be allocated to such Members in the amount and in the proportions required to eliminate such excess as quickly as possible. For purposes of this Section, a Member’s Capital Account shall be computed as of the last day of an Adjustment Period in the manner provided in the definition of Capital Account, but shall be increased by any allocation of income to such Member for such Adjustment Period under Section 6.9(c).

(c)          Notwithstanding any provision in this Agreement to the contrary, if there is a net decrease in the Minimum Gain during any Adjustment Period, then all items of gross income and Gain of the Company for such Adjustment Period (and, if necessary, for subsequent Adjustment Periods) shall be allocated to each Member in proportion to, and to the extent of, an amount equal to the greater of (i) the portion of such Member’s share of the net decrease that is allocable to the disposition of Company property subject to one or more nonrecourse liabilities of the Company or (ii) the deficit balance in such Member’s Capital Account (determined before any allocation for such Adjustment Period) in excess of the sum of such Member’s share of the Minimum Gain as of the close of such Adjustment Period. The items required to be allocated to the Members under this Section 6.9(c) shall be determined in accordance with Section 1.704-2(f) of the Treasury Regulations.

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(d)          Notwithstanding any other provision contained herein, any item of Company loss, deduction or IRC Section 705(a)(2)(B) expenditure that is attributable to a nonrecourse liability of the Company for which any Member bears the economic risk of loss (e.g., a Member or an Affiliate makes the nonrecourse loan to the Company) shall be allocated to the Member or Members who bear the economic risk of loss with respect to such liability to the extent required in Section 1.704-2(i) of the Treasury Regulations interpreting the IRC.

6.10         Curative Allocations. The allocations set forth in Section 6.9 (the “Regulatory Allocations”) are intended to comply with the requirements of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to divide Company distributions. Accordingly, notwithstanding any other provision of this Article (other than the Regulatory Allocations), the Manager may make such offsetting special allocations of income, gain, loss, or deduction in whatever manner it determines appropriate so as to prevent the Regulatory Allocations from distorting the manner in which the Company’s distributions would otherwise be divided among the Members. In general, the Members anticipate that this will be accomplished by specially allocating other profit, losses, gain, and deductions among the Members so that, after such offsetting special allocations are made, the amount of each Member’s Capital Account will be, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not a part of this Agreement and all Company items had been allocated to the Members solely pursuant to Sections 6.1 through 6.5.

6.11         IRC Section 704(c) Tax Allocations. In accordance with IRC Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value. Any elections or other decisions relating to such allocations shall be made by the Manager in its sole discretion.

6.12         Distribution Limitations. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Members on account of their interests in the Company if such distribution would violate the Act or any other applicable law or would constitute a default under any Basic Document.

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6.13         Amounts Withheld for Taxes or Paid on Composite Returns. All amounts withheld pursuant to the IRC or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Company or one or more of the Members shall be treated as amounts paid or distributed, as the case may be, to the Members for whom such amounts were withheld pursuant to this Article for all purposes under this Agreement. The Manager may allocate any such amount among the Members in any manner that is in accordance with applicable law. The Company is authorized to withhold from payments and distributions to one or more Members, or with respect to allocations to one or more Members, and to pay over to any federal, state or local government, any amounts so withheld under this Agreement, the IRC or any provisions of any other federal, state, or local law, and shall allocate any such amounts to the Members for whom such amounts were withheld. To the extent required by any provision of any state or local tax law, the Company shall file a composite tax return on behalf of one or more of its Members and shall report and pay income taxes required by law to be paid with such composite tax returns to any Taxing Jurisdiction, and any such amounts shall be treated as a distribution to the Member for whom such composite tax return is filed. The Company shall have the power and authority to determine (a) whether a Member should be included in a composite tax return required to be filed by any provision of any applicable tax law, and (b) whether the Member is subject to withholding, pursuant to this Section, on payments, distributions or allocations from the Company. A Member shall be limited to an action against the applicable Taxing Jurisdiction(s) with respect to any claims based on over-withholding or over-payment on a composite tax return, and neither the Company, nor the Manager shall have any liability to any Member with respect to any withholding or composite tax return filings or payments made pursuant to this Section.

6.14         Timing of Distributions of Current Class A Return and Priority Class A Return. Distributions of Current Class A Return under Section 6.6(b) or Section 6.8(e) and Priority Class A Return under Section 6.6(c) or Section 6.8(c) will be made on a monthly basis on or before the 10th day of each calendar month following the calendar month to which the Current Class A Return or Priority Class A Return relates. If a distribution of Current Class A Return or Priority Class A Return is not made on or before the 10th day of a calendar month (a “Delayed Distribution”), the Current Class A Return and the Priority Class A Return (if any) shall be calculated by increasing the annual percentage rate therein by 3.5% from the 11th day of such calendar month until such time as all Delayed Distributions are made.

ARTICLE 7

APPOINTMENT OF MANAGER; OBLIGATIONS, REPRESENTATIONS AND
WARRANTIES OF THE MANAGER

7.1           Appointment of the Manager. Subject to Section 8.6, the business and affairs of the Company shall be managed by or under the direction of the Manager. The Manager shall hold office until such Manager’s earlier dissolution, death, resignation, expulsion or removal. Any successor Manager shall be appointed by a Majority of the Class B Membership Interest prior to the Conversion Date and by a Majority of the Membership Interest on and after the Conversion Date, unless otherwise provided in this Agreement. A Manager need not be a Member. A Member shall not be deemed to be a Manager simply by virtue of being a Member in the Company. The initial Manager designated by the Class B Members is SOIF III.

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7.2           Compensation of Manager; Removal of Manager. The Manager shall receive no compensation for serving as the Manager of the Company. The Manager shall be reimbursed for all reasonable expenses incurred in managing the Company. The Manager and Affiliates of a Member or the Manager may provide services to the Company, the Company Subsidiary, the Property Owner and the Property in addition to those contemplated to be provided by a manager and receive additional compensation therefor; provided that any fee paid by the Company, the Company Subsidiary or the Property Owner for such services shall be at rates customarily charged for similar services by Persons engaged in the same or substantially similar activities in the relevant geographical area and the provisions of each such contract shall be at least as favorable to the Company as the terms reasonably expected by the Manager to be available in an arm’s-length transaction with an independent third party and, provided further, that any such contract with an Affiliate of the Manager, Class B Members and/or their Affiliates must be approved by the Class A Members, which approval will not be unreasonably withheld, conditioned or delayed. Unless otherwise restricted by law or the Basic Documents, the Manager may resign by written notice to the Company, in which case if there are no persons or entities appointed by or willing to serve as Manager under the Class B Members, then any vacancy may be filled by the written consent of the Members owning a Majority of the Class A Membership Interests. Notwithstanding the foregoing and except as provided in Section 7.4, a Manager may not be removed or expelled as the Manager and no additional Manager may be appointed unless there is cause for removal. For purposes hereof, “cause for removal” shall mean (i) an event of default under the Loan or Basic Documents has been declared by the Lender, (ii) the assertion by the Class A Members that any action by the Manager constitutes fraud against the Company, the Company Subsidiary, the Class A Members, or the Project, (iii) the good faith assertion by the Class A Members that any action or failure to act by the Manager constitutes (or constituted) gross negligence, willful misconduct, bad faith or a material violation of law in the performance of its duties to the Company, (iv) the assertion by the Class A Members of a violation by the Manager of its fiduciary obligations to the Company, and (v) the good faith assertion by the Class A Members of any material breach by the Manager of the material terms of this Agreement; provided, however, that such alleged breach of this Agreement by the Manager described in subpart (v) has not been cured by the Manager within sixty (60) days after such time as it may be demonstrated that the Manager had actual knowledge of such alleged material breach; provided, however that if such breach cannot reasonably be cured within such sixty (60) day period and the Manager is diligently pursuing such cure, the sixty (60) day period shall be extended to ninety (90) days.

In the event that a “cause for removal” described in the definition of “cause for removal” above occurs, upon the giving of written notice by the Class A Members to the Manager that the Manager is replaced, then the current Manager shall be replaced by the Manager designated in such notice (the “Class A Manager”) and the Class A Manager shall be the sole Manager of the Company with all powers of the Manager of the Company and the initial Manager shall have no further rights as and shall immediately cease to act as Manager of the Company, and notwithstanding anything in this Agreement to the contrary, such Class A Manager may not thereafter be removed without the consent of the Class A Members.

7.3           Manager as Agent. To the extent of its powers set forth in this Agreement and subject to Section 8.6, the Manager is an agent of the Company for the purpose of the Company’s business, and the actions of the Manager taken in accordance with such powers set forth in this Agreement shall bind the Company.

7.4           Manager Following Class A Conversion Date. As of the date of closing of BRG’s exercise of its Conversion right as provided in Section 10.4 (the “Conversion Date”), SOIF III, and any then current Manager shall each and all be deemed to have automatically resigned as Managers and cease to be Managers of the Company, whereupon BRG shall become the sole Manager of the Company. Notwithstanding Section 7.2, on and after the Conversion, the Manager may only be removed by a Majority Vote of the Members for an act or omission by the Manager related to the Company constituting gross negligence or fraud causing a material diminution of value in the Company or the Subsidiary Interest.

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ARTICLE 8

STATUS OF THE MANAGER’S POWERS
AND TRANSFERABILITY OF INTERESTS

8.1           Control and Responsibility. Except as otherwise expressly provided herein, the Manager shall be responsible for the management of the Company business and shall have all powers conferred by law as well as those that are necessary, advisable or consistent in connection therewith. Except as otherwise provided in Section 8.6(d) as to the Class A Member, any note, contract, management agreement, deed, bill of sale, assignment, conveyance, mortgage, lease or other commitment purporting to bind the Company or any third party to any action shall be executed and delivered by the Manager on behalf of the Company and no other signature whatsoever shall be required.

8.2           Status of Manager’s Interests. The Manager shall not have the right to transfer or assign the interests it holds as Manager in the Company; provided, however, to the extent that BRG or a BRG Transferee Transfers all or a portion of its Interest in accordance with Article 10 to a BRG Transferee, then after a Conversion such BRG Transferee may be appointed as an additional Manager under Section 7.1 by BRG or a BRG Transferee then holding all or a portion of an Interest without any further action or authorization by any Member.

8.3           No Right to Partition. To the fullest extent permitted by law, neither the Members nor the Manager shall have the right to bring an action for partition or any sale for division against the Company or any of its properties. Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Members hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. To the fullest extent permitted by law, each of the Members hereby irrevocably waives any right or power that such Person might have to reject this Agreement in any bankruptcy or insolvency proceedings relating to such Person. The Members shall not have any interest in any specific assets of the Company, and the Members shall not have the status of a creditor with respect to any distribution pursuant to Agreement. The interest of the Members in the Company is personal property.

8.4           Extent of Obligation. The Manager shall devote such time to the business and affairs of the Company as the Manager shall reasonably deem necessary to conduct properly such business and affairs in accordance with this Agreement and applicable law.

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8.5           Rights and Powers. In addition to any other rights and powers that it may possess under applicable law or by virtue of this Agreement, but in any event subject to Section 8.6 hereof and the Basic Documents to the contrary, the Manager shall have the full and absolute power and authority to bind the Company and take any and all actions and do anything and everything it deems necessary or appropriate in performing its duties hereunder and shall have all rights and powers required or appropriate to its management of the Company business (and indirectly the business of the Company Subsidiary and/or the Property Owner), including, but not limited to, the following specific rights and powers. If there is more than one Manager at any time, any action taken by the Managers must be agreed to by each Manager.

8.6           Limitations on Authority of the Manager.

(a)          It is expressly understood that the Manager shall not do or perform any of the following acts on behalf of the Company without first obtaining the approval of the Members holding at least a Majority of the Membership Interests:

(i)          any act in contravention of this Agreement;

(ii)         any act that would make it impossible to carry on the ordinary business of the Company, the Company Subsidiary or the Property Owner;

(iii)        confess a judgment against the Company;

(iv)        possess Company (or Company Subsidiary or Property Owner) property or assign the rights of the Company (or Company Subsidiary or Property Owner) in specific Company (or Company Subsidiary or Property Owner) property for other than Company (or Company Subsidiary or Property Owner) purposes;

(v)         admit a Person as a Manager, except as provided in Section 7.2;

(vi)        admit a Person as a Member except as otherwise provided herein;

(vii)       continue the business of the Company in contravention of Section 12.1 hereof; or

(viii)      cause or permit the Company to extend credit to or to make any loans or become surety, guarantor, endorser, or accommodation endorser for any Entity.

(b)          It is expressly understood that, without first obtaining the approval of a Majority of the Class A Membership Interests, in their sole and absolute discretion, and subject to the Basic Documents, the Manager shall not undertake or perform any of the actions set forth in Section 8.6(a) if doing so would cause any dilution of or material adverse economic effect upon the Class A Member’s Membership Interest or its rights under this Agreement or the Company Subsidiary LLC Agreement or the Property Owner LLC Agreement, nor may the Manager undertake or perform any of the following acts on behalf of the Company without first obtaining the approval of a Majority of the Class A Membership Interests, in their sole and absolute discretion, subject to the Basic Documents:

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(i)          cause the Company to approve any Major Decision (as defined in Section 7.07 of the Company Subsidiary LLC Agreement, or any successor section thereto);

(ii)         cause the Company to approve any amendment to the Company Subsidiary LLC Agreement;

(iii)        file or consent to any filing any reorganization, receivership, insolvency, bankruptcy or other similar proceedings as to the Company, the Company Subsidiary or the Property Owner pursuant to any federal or state law affecting debtor and creditor rights;

(iv)        to the fullest extent permitted by law, dissolve or liquidate the Company;

(v)         distribute any cash or property of the Company other than as provided in this Agreement;

(vi)        merge or consolidate with any other Entity;

(vii)       amend, modify or alter this Agreement, except as otherwise provided herein; or

(viii)      cause the Company, the Company Subsidiary or the Property Owner to consent to any REIT Prohibited Transaction, as defined in the Company Subsidiary LLC Agreement.

(c)          Any action or failure to act by the Manager to comply with the provisions of Sections 8.6(a) or (b), or any other breach of this Agreement by the Manager or any Class B Member, shall constitute a “Default Event.”

(d)          Notwithstanding any provision herein to the contrary, on and after the Conversion Date (if applicable), any decision to be made by the Company or its Representatives on the Management Committee, or pursuant to Sections 7.07 or 12.06 of the Company Subsidiary LLC Agreement, shall only require the approval of and be subject to the direction of BRG and not any other Member of the Company; provided, further, that on and after the Conversion Date (if applicable) only BRG, and not any other Member of the Company, shall have the power and authority to exercise the powers and privileges of the Company as manager of the Company Subsidiary.

ARTICLE 9

STATUS OF MEMBERS

9.1           Liability. Except as otherwise provided by the Act, a Member shall not be bound by, or be personally liable for, the expenses, liabilities or obligations of the Company, solely by reason of being a member of the Company.

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9.2           Business of the Company. Except as otherwise provided herein, a Member shall take no part in the conduct or control of the business of the Company and shall have no right or authority to act for or to bind the Company in any manner whatsoever. Whenever this Agreement provides for the approval or action of the Class B Members, unless specifically stated otherwise, such approval or action shall be made by the Class B Members owning a Majority of the Class B Membership Interest. Whenever this Agreement provides for the approval or action of the Class A Members, unless specifically stated otherwise, such approval or action shall be made by the Class A Member (or if there is more than one Class A Member, the Class A Members owning a Majority of the Class A Membership Interest).

9.3           Status of Member’s Interest. Except as otherwise provided in this Agreement, a Member’s Membership Interest shall be fully paid and non-assessable. No Member shall have the right to withdraw or reduce its Capital Contribution to the Company except as a result of (i) the dissolution and termination of the Company or (ii) as otherwise provided in this Agreement and in accordance with applicable law.

ARTICLE 10

TRANSFER OF MEMBERSHIP INTEREST; CLASS A CONVERSION RIGHT AND REDEMPTION

10.1         Sale, Assignment, Transfer or Other Disposition of Membership Interest.

(a)          Prohibited Transfers. Except as otherwise provided in this Article 10, or as approved by the Manager, no Member shall have the right to sell, transfer, assign, pledge or encumber (“Transfer”) all or any part of its Membership Interest, whether legal or beneficial, in the Company, and any attempt to so Transfer such Membership Interest (and such Transfer) shall be null and void and of no effect. Notwithstanding the foregoing, any Member shall have the right, with the consent of the other Members, at any time to pledge to a lender or creditor, directly or indirectly, all or any part of its Membership Interest in the Company for such purposes as it deems necessary in the ordinary course of its business and operations.

(b)           Affiliate Transfers.

(i)          Subject to the provisions of Section 10.1(b)(ii) hereof, and subject in each case to the prior written approval of each Member (such approval not to be unreasonably withheld), any Member may Transfer all or any portion of its Membership Interest in the Company at any time to an Affiliate of such Member, provided that such Affiliate shall remain an Affiliate of such Member at all times that such Affiliate holds such Membership Interest. If such Affiliate shall thereafter cease being an Affiliate of such Member while such Affiliate holds such Membership Interest, such cessation shall be a non-permitted Transfer and shall be deemed void ab initio, whereupon the Member having made the Transfer shall, at its own and sole expense, cause such putative transferee to disgorge all economic benefits and otherwise indemnify the Company and the other Member(s) against loss or damage under the Basic Documents.

(ii)         Notwithstanding anything to the contrary contained in this Agreement, the following Transfers shall not require the approval set forth in Section 10.1(b)(i):

(a)          Intentionally Omitted

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(b)	Any Transfer by SOIF III or a SOIF III Transferee of up to one hundred percent (100%) of its Membership Interest to any Affiliate of SOIF III, including but not limited to (A) BRG or any Person that is directly or indirectly owned by BRG; (B) SOIF II or any Person that is directly or indirectly owned by SOIF II; (C) BGF or any Person that is directly or indirectly owned by BGF; and/or (D) BGF II or any Person that is directly or indirectly owned by BGF II (collectively, a “SOIF III Transferee”);

(c)	Any Transfer by BRG or a BRG Transferee of up to one hundred percent (100%) of its Membership Interest to any Affiliate of BRG, including but not limited to (A) SOIF II or any Person that is directly or indirectly owned by SOIF II; (B) SOIF III or any Person that is directly or indirectly owned by SOIF III; (C) BGF or any Person that is directly or indirectly owned by BGF and/or (D) BGF II or any Person that is directly or indirectly owned by BGF II (collectively, a “BRG Transferee”);

provided however, as to subparagraphs (b)(ii)(a), (b), and (c), and as to subparagraph (b)(i), no Transfer shall be permitted and shall be void ab initio if it shall violate any “Transfer” provision of the Basic Documents. Upon the execution by any such SOIF III Transferee or BRG Transferee of such documents necessary to admit such party into the Company and to cause the SOIF III Transferee or BRG Transferee (as applicable) to become bound by this Agreement, the SOIF III Transferee or BRG Transferee (as applicable) shall become a Member, without any further action or authorization by any Member.

(c)          Admission of Transferee; Partial Transfers. Notwithstanding anything in this Article 10 to the contrary, no Transfer of Membership Interests in the Company shall be permitted unless the potential transferee is admitted as a Member under this Section 10.1(c):

(i)          If a Member Transfers all or any portion of its Membership Interest in the Company, such transferee may become a Member if (i) such transferee executes and agrees to be bound by this Agreement, (ii) the transferor and/or transferee pays all reasonable legal and other fees and expenses incurred by the Company in connection with such assignment and substitution and (iii) the transferor and transferee execute such documents and deliver such certificates to the Company and the remaining Members as may be required by applicable law or otherwise advisable; and

(ii)         Notwithstanding the foregoing, any Transfer or purported Transfer of any Membership Interest, whether to another Member or to a third party, shall be of no effect and void ab initio, and such transferee shall not become a Member or an owner of the purportedly transferred Membership Interest, if the Manager determines in its sole discretion that:

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(a)	the Transfer would require registration of any Membership Interest under, or result in a violation of, any federal or state securities laws;

(b)	the Transfer would result in a termination of the Company under IRC Section 708(b);

(c)	as a result of such Transfer the Company would be required to register as an investment company under the Investment Company Act of 1940, as amended, or any rules or regulations promulgated thereunder;

(d)	if as a result of such Transfer the aggregate value of Membership Interests held by “benefit plan investors” including at least one benefit plan investor that is subject to ERISA, could be “significant” (as such terms are defined in U.S. Department of Labor Regulation 29 C.F.R. 2510.3-101(f)(2)) with the result that the assets of the Company could be deemed to be “plan assets” for purposes of ERISA;

(e)	as a result of such Transfer, the Company would or may have in the aggregate more than one hundred (100) members and material adverse federal income tax consequences would result to a Member. For purposes of determining the number of members under this Section 10.1(c)(ii)(e), a Person (the “beneficial owner”) indirectly owning an interest in the Company through a partnership, grantor trust or S corporation (as such terms are used in the IRC) (the “flow-through entity”) shall be considered a member, but only if (i) substantially all of the value of the beneficial owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the Company and (ii) in the sole discretion of the Manager, a principal purpose of the use of the flow-through entity is to permit the Company to satisfy the 100-member limitation; or

(f)	the transferor failed to comply with the provisions of Sections 10.1(b)(i) or (ii).

The Manager may require the provision of a certificate as to the legal nature and composition of a proposed transferee of a Membership Interest of a Member and from any Member as to its legal nature and composition and shall be entitled to rely on any such certificate in making such determinations under this Section 10.1(c).

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10.2         Withdrawals. Each of the Members does hereby covenant and agree that it will not withdraw, resign, retire or disassociate from the Company, except as a result of a Transfer of its entire Membership Interest in the Company permitted under the terms of this Agreement and that it will carry out its duties and responsibilities hereunder until the Company is terminated, liquidated and dissolved under Article 12. No Member shall be entitled to receive any distribution or otherwise receive the fair market value of its Membership Interest in compensation for any purported resignation or withdrawal not in accordance with the terms of this Agreement.

10.3         Death, Incapacity or Dissolution of a Member.

(a)          The death, insanity or incompetency of a Member who is an individual shall not, in and of itself, cause the termination or dissolution of the Company. Thereafter, the legally authorized personal representative of such Member shall have all the rights of a Member for the purpose of settling or managing his estate, and shall have such power as such party possessed to make an assignment of his interest in the Company in accordance with the terms hereof and to join with such assignee in making application to substitute such assignee as a Member, provided all of the provisions of this Agreement are complied with by the holder of such Member’s interest.

(b)          The dissolution or other cessation to exist as a legal entity of any Member that is not an individual shall not, in and of itself, cause the termination or dissolution of the Company. Thereafter, the authorized representative of such entity, possessed of the rights of such Member for the purpose of winding up, in any orderly fashion, and disposing of the business of such entity, shall have such power as such entity possessed to make an assignment of its interest in the Company in accordance with the terms hereof and to join with such assignee in making application to substitute such assignee as a Member, provided all of the provisions of this Agreement are complied with by the holder of such Member’s interest.

10.4         BRG Class A Conversion Right. During the Conversion Period and for so long as BRG holds Class A Units in the Company, BRG shall have the right to convert all, but not less than all, of its Class A Units into Class B Units in accordance with this Section 10.4.

(a)          During the Conversion Period, and so long as BRG then holds a Majority of the Class A Membership Interests, BRG may deliver a notice to the Company (a “Conversion Notice”) indicating that BRG is exercising its conversion right under this Section 10.4. From and after the date of the Company’s receipt of the Conversion Notice (the “Receipt Date”), Current Class A Return and Priority Class A Return shall cease to accrue on BRG’s Net Capital Contributions to the Company; however, BRG shall retain all other rights of a Class A Member until the Conversion Date.

(b)          Within one (1) day of the date of the Receipt Date of the Conversion Notice, the Company shall simultaneously issue to BRG a number of Class B Units as determined in accordance with Section 10.4(c) below (the “Conversion Units”), cancel all of BRG’s Class A Units, and return to BRG any remaining funds in the Class A Preferred Reserve. The date of such issuance, cancellation and return of funds shall be referred to in this Agreement as the “Conversion Date.” From and after the Conversion Date, BRG shall cease to be a Class A Member and, if not previously admitted as a Class B Member, shall be admitted as a Class B Member with no further action required by the Company, the Manager or the Members. The Manager shall amend Schedule I as of the Conversion Date to reflect the conversion, including but not limited to an updated enumeration of all Class B Units and Membership Interests as of the Conversion Date.

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(c)          The number of Conversion Units to be issued to BRG on the Conversion Date shall equal the number of Class B Units that would cause the Class B Membership Interest acquired by BRG pursuant to this Section 10.4 to hold a proportional eighty seven percent (87.0%) Class B Membership Interest and a Capital Account in an amount equal to the same proportion. The foregoing conversion ratio assumes the Members have fully funded their respective initial Capital Contributions, that the Class A Capital Commitment has been fully funded, that the Project was developed and funded as provided in the Project Budget, that Additional Capital Contributions have been made by the Class B Members as projected, and that all Current Class A Returns and Priority Class A Returns have been paid.  In the event that the Class B Members’ Capital Contributions were substantially more than projected, the Members will confer and in good faith determine a commensurate conversion ratio.

10.5         Class A Mandatory Redemption.

(a)          Notwithstanding the restrictions on Transfer contained in this Article 10, but subject to the Basic Documents, the Company shall redeem all, but not less than all, of the Class A Units on the Class A Mandatory Redemption Date for payment of the Class A Unit Redemption Amount in immediately available funds to the Class A Members, unless prohibited by law, and in such event, on the earliest practicable date such redemption would not be prohibited by law; provided, however, this Section 10.5 shall not be applicable to the extent the Class A Member has exercised its Conversion Right under Section 10.4 prior to the Class A Mandatory Redemption Date.

(b)          Subjection to Section 10.5(a), on the Class A Mandatory Redemption Date (or earliest practicable date), upon receipt of the Class A Unit Redemption Amount, the Class A Member shall transfer its Class A Units to the Company free and clear of any and all liens, encumbrances or other restrictions and execute and acknowledge a written instrument of assignment, together with such other instruments as the Manager, in its reasonable discretion, may deem necessary or desirable to effect the Transfer to the Company of the Class A Units, all in form and substance reasonably satisfactory to the Manager.

(c)          Without limiting the generality of any other provision of this Agreement, following the redemption of the Class A Units, the Class A Members shall have no rights in the Company.

(d)          To the extent the Company does not redeem the Class A Units on the Class A Mandatory Redemption Date, the Class A Units shall continue to accrue the Current Class A Return except that the Current Class A Return shall be twenty percent (20%) per annum on and after the Class A Mandatory Redemption Date until and through the date the Class A Unit Redemption Amount is paid in full.

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ARTICLE 11

CESSATION OF A MEMBER

A Member shall cease to be a Member of the Company upon the assignment of all of the Member’s Membership Interest in the Company.

ARTICLE 12

DISSOLUTION AND TERMINATION OF THE COMPANY

12.1         Dissolution and Termination. The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the decision of the Manager, with the written concurrence of the Members owning more than fifty percent (50%) of the Membership Interests, that it would be in the best interest of the Company to dissolve; (ii) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event that terminates the continued membership of the last remaining Member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act; (iii) the entry of a decree of judicial dissolution under the Act; or (iv) the filing by the Secretary of State of a Certificate of Dissolution. Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the last remaining Member of all of its Membership Interest in the Company and the admission of the transferee pursuant to Article 10, or (ii) the resignation of the last remaining Member and the admission of an additional member of the Company pursuant to Article 10), to the fullest extent permitted by law, the personal representative of such Member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of such Member in the Company.

(a)          Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a Member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(b)          In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 12.2.

(c)          The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

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12.2         Distribution Upon Dissolution. Upon the dissolution of the Company, the Manager shall take full account of the Company assets and liabilities, the assets shall be liquidated as promptly as is consistent with obtaining fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, after payment of or due provision for all debts, liabilities and obligations of the Company as required by the Act and applicable law, shall be applied and distributed in accordance with Section 6.8 hereof. In the event it becomes necessary or desirable, in the sole discretion of the Manager, to make a distribution of the Company property in kind, then such property shall be transferred and conveyed to the Members, or their assigns, so as to vest in each of them as a tenant-in-common, a percentage interest in the whole of said property equal to the percentage interest he or she would have received had the aforesaid property not been distributed in kind.

12.3         Time. A reasonable time, as determined by the Manager, from the date of an event of dissolution, shall be allowed for the orderly liquidation of the assets of the Company and the discharge of Company liabilities.

12.4         Liquidating Trustee. In the event of a dissolution of the Company, liquidation of the assets of the Company and discharge of its liabilities may, in the sole discretion of the Manager, be carried out by a liquidation trustee or receiver, who shall be selected by the Manager and shall be a bank or trust company or other person or firm having experience in managing, liquidating or otherwise handling property of the type then owned by the Company. This trustee (the “Liquidating Trustee”) shall not be personally liable for the debts of the Company but otherwise shall have such obligations and authorities as are given the Manager pursuant to this Agreement.

12.5         Statement of Termination. The Members shall be furnished by the Manager with a statement prepared, at Company expense, by the Accountant that shall set forth the assets and liabilities of the Company as of the date of complete liquidation and distribution as herein provided. Such statement shall also schedule the receipts and disbursements made with respect to the termination hereunder.

ARTICLE 13

ACCOUNTING AND REPORTS

13.1         Books and Records.

(a)          The Manager shall maintain full and accurate books of the Company, showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs, including those sufficient to record the allocations and distributions provided for in Article 6 and Section 12.2 hereof. Such books and records shall be open for the inspection and examination by any Member, in person or by its duly authorized representative, at reasonable times at the offices of the Company upon prior written notice.

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(b)          The Company books and records shall be kept in accordance with Generally Accepted Accounting Principles and any change in method shall be made by the Manager in its sole discretion.

13.2         Fiscal Year. The annual accounting period of the Company shall be the calendar year. The cutoff date of the accounting period shall be the last day of the calendar month.

13.3         Reports. The Company shall create an internally prepared annual statement showing the revenue and expenses of the Company, the balance sheet thereof and a statement of change in cash flow at the end of each Fiscal Year (the “Annual Financial Statements”). The Annual Financial Statements shall be mailed to each Member within fifteen (15) days following the end of the Fiscal Year for which such statements were prepared. Each Member’s Schedule K-1 will be mailed to the Member no later than thirty (30) days after the end of each Fiscal Year of the Company. The Company shall transmit all reports received under Section 11.03 of the Company Subsidiary LLC Agreement to the Class A Members immediately upon the Company’s receipt of such reports.

13.4         Bank Accounts. All funds of the Company shall be deposited in its name in such checking and savings accounts or time certificates as shall be designated by the Manager. Withdrawals therefrom shall be made upon such signature(s) as the Manager may designate.

13.5         Tax Returns. In addition to the Annual Financial Statements, the Manager shall, at Company expense, cause all tax returns for the Company to be timely prepared and filed with the appropriate authorities.

13.6         Tax Matters. SOIF III is hereby charged with the responsibility for all tax-related matters affecting the Company and is hereby designated as the “Tax Matters Representative”. It shall, within ten (10) days of receipt thereof, forward to each Member a photocopy of any relevant correspondence relating to the Company received from any Federal and/or State taxing authority (the “Taxing Authority”). It shall, within five (5) days thereof, advise each Member in writing of the substance of any material conversation held with any representative of a Taxing Authority. Any reasonable costs incurred by the Tax Matters Representative for retaining accountants and/or attorneys on behalf of the Company in connection with any Taxing Authority audit of the Company shall be expenses of the Company. The Tax Matters Representative shall, if applicable, comply with all requirements concerning the registration of tax shelters pursuant to Section 6111 of the IRC and the Treasury Regulations thereunder, and Form 8264 (or any successor thereto), including, but not limited to, registering the Company with the Taxing Authority and furnishing to each Member any identification numbers assigned by any Taxing Authority to the Company.

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ARTICLE 14

SPECIAL LIMITED POWER OF ATTORNEY

14.1         Grant of Power.

(a)          Each Member does hereby irrevocably constitute and appoint the Manager as its true and lawful attorney, in its name, place and stead, to make, execute, sign, acknowledge, swear to (where appropriate), and file or record:

(i)          any articles, certificates, documents or instruments (including this Agreement) that may be required to be filed by the Company under applicable laws of any jurisdiction(s) to the extent that the Manager deems such filing(s) to be necessary or required;

(ii)         any and all amendments or modifications of the instruments described in subparagraph (a)(i) above; provided, that such amendments or modifications are necessary to effect the terms and intent of this Agreement, including, for example, but not limited to, the substitution of a Member, and to evidence or effect the consent, approval or acceptance of the Member to any action approved by the Member where this Agreement provides that such consent, approval or acceptance by the Member binds the Member with regard thereto;

(iii)        all certificates and other instruments that may be required to effect the dissolution and termination of the Company pursuant to the terms of this Agreement; and

(iv)        any and all consents or other instruments deemed necessary or desirable by the Manager for the admission of the Member and Substitute Members, pursuant to the terms of this Agreement;

(b)          It is expressly understood and intended by the Members that the grant of the foregoing powers of attorney are coupled with an interest and are irrevocable.

(c)          The foregoing powers of attorney are durable powers of attorney and shall not be affected by the disability, incompetency, and/or incapacity of the principal. Furthermore, the foregoing powers of attorney shall survive the death of any Member who shall die during the term of the Company.

(d)          The foregoing powers of attorney may be exercised by the Manager acting for any Member individually.

14.2         Limitation on Powers. To the fullest extent permitted by law, the foregoing power of attorney shall in no way cause a Member to be liable in any manner for the acts or omissions of the Manager.

14.3         Substitute Members. Each Substitute Member, upon admission to the Company, shall be deemed to have appointed, ratified and reaffirmed the appointment of the Manager as its true and lawful attorney for the purposes and on the same terms as set forth in Article 14 hereof.

ARTICLE 15

AMENDMENTS

(a)          Except as otherwise provided herein, this Agreement may only be amended by the unanimous written consent of all Members.

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(b)          This Agreement shall be amended by the Manager without the consent of the Members whenever:

(i)          to reflect the transfer of Units, the admission of a Member, the change in any Unit, the change in the Membership Interests, or any other alteration in the matters set forth on Schedule I; and

(ii)         it is necessary or appropriate, in the opinion of counsel to Company, to satisfy the requirements of the IRC, Treasury Regulations thereunder or administrative guidelines or interpretations relating thereto, to maintain the status of partnership taxation or to satisfy the requirements of federal and/or state securities laws.

(c)          Notwithstanding anything herein to the contrary, no amendment shall be made to this Agreement that, in the opinion of counsel for the Company:

(i)          is in violation of the provisions of applicable law; or

(ii)         would result in the Company being treated as other than a partnership for federal income tax purposes.

ARTICLE 16

INVESTMENT REPRESENTATION

Each of the Members, by executing this Agreement, represents and warrants to the Company and the Manager as follows:

(a)          Each Member or individual executing this Agreement on behalf of an Entity that is a Member hereby represents and warrants that such Member has acquired such Member’s Membership Interest in the Company for investment solely for such Member’s own account with the intention of holding such Membership Interest for investment, without any intention of participating directly or indirectly in any distribution of any portion of such Membership Interest, including an economic interest, and without the financial participation of any other Person in acquiring such Membership Interest in the Company.

(b)          Each Member hereby acknowledges that such Member is aware that such Member’s Membership Interest in the Company has not been registered (i) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) under applicable Delaware securities laws or (iii) under any other state securities laws. Each Member further understands and acknowledges that his representations and warranties contained in this Section are being relied upon by the Company as the basis for the exemption of the Members’ Membership Interests in the Company from the registration requirements of the Securities Act and from the registration requirements of applicable state securities laws. Each Member further acknowledges that the Company will not and has no obligation to recognize any sale, transfer, or assignment of all or any part of such Member’s Membership Interest, including an economic interest in the Company to any Person unless and until the provisions of this Agreement hereof have been fully satisfied.

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(c)          Each Member hereby acknowledges that prior to its execution of this Agreement, such Member received a copy of this Agreement and that such Member has examined this Agreement or caused this Agreement to be examined by such Member’s representative or attorney. Each Member hereby further acknowledges that such Member or such Member’s representative or attorney is familiar with this Agreement and with the Company’s business plans. Each Member acknowledges that such Member or such Member’s representative or attorney has made such inquiries and requested, received, and reviewed any additional documents necessary for such Member to make an informed investment decision and that such Member does not desire any further information or data relating to the Company. Each Member hereby acknowledges that such Member understands that the purchase of such Member’s Membership Interest in the Company is a speculative investment involving a high degree of risk and hereby represents that such Member has a net worth sufficient to bear the economic risk of such Member’s investment in the Company and to justify such Member’s investing in a highly speculative venture of this type.

ARTICLE 17

MISCELLANEOUS

17.1         Meetings. Meetings of the Company may be called by the Manager and shall be called by the Manager upon the written request of the Members holding at least twenty-five (25%) percent of the Membership Interests of the Company.

17.2         Members’ Action by Consent in Lieu of Meeting. Any action required by law to be taken at any annual or special meeting of Members, or any action which may be taken at a meeting of the Members, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken is signed by the Members having not less than the Membership Interests that would be necessary to authorize such action at a meeting at which all Members entitled to vote thereon were present and voted. Such consents shall have the same force and effect as the unanimous consent of the Members at a meeting duly held. Such consents shall be filed with the minutes of the meetings of the Members.

17.3         Other Ventures. Notwithstanding any duty otherwise existing at law or in equity, except as otherwise provided in this Agreement to the contrary, any of the Members, the Manager, BRG’s direct and indirect parents, SOIF II’s members, SOIF III’s members, BGF’s members, BGF II’s members or any of their Affiliates may engage in or possess an interest in other profit-seeking or business ventures of every nature and description, independently or with others, including those that may compete with the Company without any obligation to share any profits therefrom with the Company or the Members. The doctrine of corporate opportunity or any analogous doctrine, shall not apply to any Member, Manager, member of a Member or Manager, direct or indirect parent of BRG, member of SOIF II, SOIF III, BGF or BGF II, or any of their Affiliates. No Member, Manager, member of a Member or Manager, direct or indirect parent of BRG, member of SOIF II, SOIF III, BGF or BGF II, or any of their Affiliates who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and such Member, Manager, member of a Member or Manager, direct or indirect parent of BRG, member of SOIF II, SOIF III, BGF or BGF II, or Affiliate shall not be liable to the Company or to the other Members for breach of any fiduciary or other duty by reason of the fact that such Member, Manager, member of a Member or Manager, direct or indirect parent of BRG, member of SOIF II, SOIF III, BGF or BGF II, or Affiliate pursues or acquires for, or directs such opportunity to, another Person or does not communicate such opportunity or information to the Company. Neither the Company nor any Member shall have any rights or obligations by virtue of this Agreement or the relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Company, shall not be deemed wrongful or improper.

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Nothing in this Agreement shall be deemed to preclude any Member, Manager, member of a Member or Manager, direct or indirect parent of BRG, member of SOIF II, SOIF III, BGF or BGF II, or any Affiliate of any Member, Manager, member of a Member or Manager, direct or indirect parent of BRG, or member of SOIF II, SOIF III, BGF or BGF II, from conducting its business in any manner it may elect, including, without limitation, entering into any transaction with any Person affiliated in any way with such Person, provided that no such conduct of its business shall result in a breach by such Member or Manager of its obligations under this Agreement.

17.4         Exculpation and Indemnification.

(a)          To the fullest extent permitted by applicable law, neither the Members, the Manager, SOIF III, BRG, direct or indirect parent of BRG, the members of SOIF III, nor any officer, manager, director, employee, agent or Affiliate of the foregoing (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b)          To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section by the Company shall be provided out of and to the extent of Company assets only, and the Members and the Manager shall not have personal liability on account thereof; and provided, further, that so long as any Obligations are outstanding, no indemnity payment from funds of the Company (as distinct from funds from other sources, such as insurance) of any indemnity under this Section shall be payable from amounts allocable to any other Person pursuant to the Basic Documents.

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(c)          To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section.

(d)          A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

(e)          To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or any other Member, any Covered Person acting under this Agreement or otherwise shall not be liable to the Company or any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person to the Company or its members otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(f)          Any liability of the Company shall be satisfied out of the income or assets of the Company (including the proceeds of any insurance that the Company may recover) and no Member shall have any liability with respect thereto.

(g)          Notwithstanding the foregoing provisions, any indemnification set forth herein shall be fully subordinate to the Loan, and to the fullest extent permitted by law, shall not constitute a claim against the Company in the event that the Company’s Cash Flow From Operations (including any additional capital contributions by the Members, if any) are insufficient to pay all of its monthly obligations to creditors.

(h)          The foregoing provisions of this Section shall survive any termination of this Agreement.

17.5         Notices. All notices under this Agreement shall be in writing, duly signed by the party giving such notice, and transmitted by registered or certified mail (and such notice shall be deemed delivered three (3) business days after deposit in the mail) or by a national overnight delivery service, such as Federal Express (and such notice will be deemed delivered the next business day after it is deposited with such delivery service) addressed as follows:

(a)          If given to the Company:

BR Cheshire Member, LLC

c/o Bluerock Real Estate, L.L.C.

712 Fifth Avenue, 9th Floor

New York, NY 10019

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(b)          If given to the Manager:

c/o Bluerock Real Estate, L.L.C.

712	Fifth Avenue, 9th Floor

New York, NY 10019

(c)          If given to any Member, at the address set forth on Schedule I, or at such other address as any Member may hereafter designate by notice to the Company and all other Members.

Any party to this Agreement may change the address to which notices are to be sent in accordance with this Section by notifying the other parties hereto in writing of such new address.

17.6         Captions. Article and Section titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

17.7         Identification. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural, and vice versa; and the masculine gender shall include the feminine and neuter genders, and vice versa. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision.

17.8         Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts shall be deemed an original and for all purposes constitute one agreement binding on the parties hereto, notwithstanding that all parties are not signatory to the same counterpart.

17.9         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

17.10         Members’ Competence. Anything in this Agreement to the contrary notwithstanding, no Member, or any Assignee of the Membership Interest thereof, shall be a person or organization prohibited by law from becoming such. Any assignment of an interest in the Company to any Person not meeting such standard shall be, to the fullest extent permitted by law, void and ineffectual and shall not bind the Company.

17.11         Binding Agreement. Except as otherwise provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their personal representatives, successors and assigns, and shall be enforceable in accordance with its terms.

17.12         Severability. If any provision of this Agreement shall be declared invalid or unenforceable, the remainder of this Agreement will continue in full force and effect so far as the intent of the parties can be carried out, and the parties further understand and agree that any non-waiveable provision of the Act shall supersede any provision of the Agreement.

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17.13         Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

17.14         Benefits of Agreement; No Third-Party Rights. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Members. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than Covered Persons).

17.15         Member’s Rights.         In addition to all other rights and remedies that a Member may have at law and in equity, including, but not limited to, under the Act, a Member may bring any action against the Manager, another Member and/or the Company to enforce the terms and provisions of this Agreement, to obtain a judgment for damages for a breach of this Agreement, and/or to cause the Manager and/or a Member to perform its obligations under this Agreement.

17.16         Jurisdiction and Venue. Regardless of what venue would otherwise be permissive or required, the Members and Managers stipulate that all actions arising under or affecting this Agreement shall be brought in the appropriate city and/or county courts in the City of New York, State of New York (the “State Courts”) or the United States District Court for the Southern District of New York in the State of New York (the “Federal Court”), the Members and Managers agreeing that such forums are mutually convenient and bear a reasonable relationship to this Agreement.

17.17         Consent to Jurisdiction and Service of Process. The parties irrevocably submit to the jurisdiction of the State Courts and the Federal Court for the purpose of any suit, action, or other proceeding arising under or affecting this Agreement. In addition to all other proper forms of service of process, the Members and Managers hereby agree that service of process may be accomplished by providing such service in accordance with the notice provisions of Section 17.5.

17.18         Attorneys’ Fees. In any action or suit arising out of this Agreement, the prevailing party, as determined by the trier of fact, shall be entitled to recover from the other party its reasonable attorneys’ fees and costs incurred in such action or suit. Reasonable attorneys’ fees shall be based upon such fees actually incurred at the customary hourly rates of attorneys in the New York, New York area for the expertise required and shall not be based upon any statutory presumptions or rates.

17.19         Waiver of Right to Jury Trial. The Manager and Members do each hereby waive to the fullest extent of the law their right to a jury trial in regard to any matter, issue, dispute or other claim which arises out of this Agreement or the transactions contemplated by this Agreement. The Manager and each Member represent to one another that each has sought the advice of legal counsel in waiving its right to a jury trial and makes such waiver willingly and freely.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGES]

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COMPANY AND MANAGER SIGNATURES

The Company and the Manager, agreeing to be bound by the foregoing, execute this Agreement as of the 29th day of May, 2015.

COMPANY:

BR CHESHIRE MEMBER, LLC

By:	Bluerock Special Opportunity + Income Fund III, LLC, a Delaware limited liability company, its Manager

	By:	BR SOIF III Manager, LLC, a Delaware limited liability company, its Manager

		By:	/s/ Jordan Ruddy
Jordan Ruddy, Authorized Signatory

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MANAGER:

BLUEROCK SPECIAL OPPORTUNITY + INCOME FUND III, LLC, a Delaware limited liability company

By:	BR SOIF III Manager, LLC, a Delaware limited liability company, its Manager

	By:	/s/ Jordan Ruddy
Jordan Ruddy, Authorized Signatory

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MEMBER SIGNATURE

The undersigned Member, agreeing to be bound by the foregoing executes this Agreement as of the 29th day of May, 2015.

CLASS A MEMBER:

BRG CHESHIRE, LLC, a Delaware limited liability company

By:	Bluerock Residential Holdings, LP, a Delaware limited partnership, its Sole Member

	By:	Bluerock Residential Growth REIT, Inc., a Maryland corporation, its General Partner

		By:	/s/ R. Ramin Kamfar
R. Ramin Kamfar
		Its:	Chief Executive Officer

CLASS B MEMBER:

BLUEROCK SPECIAL OPPORTUNITY + INCOME FUND III, LLC, a Delaware limited liability company

By:	BR SOIF III Manager, LLC, a Delaware limited liability company, its Manager

	By:	/s/ Jordan Ruddy
Jordan Ruddy, Authorized Signatory

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SCHEDULE I

Class A Member: BRG Cheshire, LLC

Class A Capital Commitment: $15,638,775 (inclusive of $7,037,449 for projected Class A Preferred Reserve)

Class A Initial Capital Contribution: $15,638,775 (inclusive of $7,037,449 funded into the Class A Preferred Reserve)*

Class B Members

Member	Class B Membership Interest	Initial Capital Contribution (cash)

Bluerock Special Opportunity + Income Fund III, LLC	100.0%	$1,834,010

Total	100.00%	$1,834,010

*Represents 36 months’ worth of reserves to pay Current Class A Return and all scheduled capital commitments for the development period.